Armada Water Assets, Inc.
2425 Fountain View Dr., Suite 300
Houston, TX 77057

January 24, 2014

JAY V. HARALSON

1220 La Mesa Lane

Fruita, CO 81521

Dear Jay,

Thank you for your patience as we continue to build out the infrastructure and grow Armada Water Assets, Inc. into a world-class all-inclusive water treatment and oil field services business. The purpose of this Letter Agreement is to codify our agreement to modify certain of the provisions of the stock purchase agreement pursuant to which we agreed to purchase the stock of Summit Holdings, Inc. on June 5, 2013.

In regards to the above, reference is made to that Stock Purchase Agreement dated June 5, 2013 ( the “Stock Purchase Agreement”), by and among Summit Holdings, Inc. (the “Corporation”), Ron Richardson and Jay Haralson (collectively, “Sellers”) and Armada Water Assets, Inc. (“Buyer”), pursuant to which Buyer purchased from the Sellers 100% of the outstanding capital stock of the Corporation. Reference is also made to the First Supplement to the Stock Purchase Agreement (the “First Supplement”) and the Second Supplement to the Stock Purchase Agreement (the “Second Supplement”). Collectively, the Stock Purchase Agreement, the First Supplement and the Second Supplement shall be referred to as the “Consolidated Stock Purchase Agreements”.

For the purposes of this Letter Agreement, all capitalized terms used herein shall have the meanings ascribed thereto within the Consolidated Stock Purchase Agreements.

1.                  Modification of Payment Terms.

(a)                For the purposes of this Letter Agreement, reference is made to the terms of payment contained within the Stock Purchase Agreement; namely, Sections 1.02(b) and 1.02(c) which provided that a portion of the Purchase Price shall be paid to Sellers, pro rata based on ownership of the shares, as follows:

(i)                 “One Million Dollars ($1,000,000) cash, payable in five (5) equal monthly installments of Two Hundred Thousand Dollars ($200,000) each, the first such installment to be paid one month following Closing on the same day of the month as the day of the month of the Closing Date, and each month thereafter until paid in full”; and

(ii)               “ One Million Dollars ($1,000,000) cash, payable fifteen (15) days following the initial public offering ("IPO") of Buyer's stock, or by September 30, 2013, whichever comes first.”

JAY V. HARALSON
January 24, 2014

(b)               Solely for the purposes of modifying and setting forth the agreement between the Buyer and Jay Haralson (separately, “Haralson”) as to the payment of the amounts of the Purchase Price attributable to Haralson set forth in Sections 1.02(b) and 1.02(c) of the Stock Purchase Agreement (which the parties agree is $801,000), the Buyer hereby agrees to make the following payments to Haralson, and Haralson agrees to accept the following payments in lieu of the amounts otherwise set forth in Sections 1.02(b) and 1.02(c) of the Stock Purchase Agreement: :

(i)                 $150,000.00 – paid on November 15, 2013 (receipt of which is acknowledged by Haralson);

(ii)               $100,000—paid on January 24, 2014 (receipt of which is acknowledged by Haralson);

(iii)             $10,860 - to be paid within three (3) business days of mutual execution of this Letter Agreement, and which includes: (A) Haralson’s attorney fees incurred to the date of this Letter Agreement pursuant to Section 12.09 of the Stock Purchase Agreement; (B) interest at 4% on $726,600 from September 1, 2013 to November 15, 2013 (the date of the payment referenced in paragraph 1(b)(i) above; and (C) interest at 4% on $576,600.00 from November 15 to the date of mutual execution of this Letter Agreement;

(iv)             $100,794 - to be paid on February 15, 2014, which includes (A) $100,000.00 and (B) interest at 4% on $476,600.00 from the date of this Letter Agreement to February 15, 2014;

(v)               $202,483 - to be paid on March 15, 2014, which includes (A) $200,600.00 and (B) interest at 4% on $376,600.00 from the date of this Letter Agreement to March 15, 2014; and

(vi)             $177,467 – final payment to be paid on April 15, 2014, which includes (A) $176,000.00 and (B) interest at 4% on $176,000.00 from the date of this Letter Agreement to April 15, 2014.

The failure to pay any of the above payments when due, following failure to cure after not more than 10 days following the due date, with no requirement of written notice from Haralson to the Company, shall cause the full amount remaining unpaid to mature and become due and payable at once, at Haralson’s option. In the event an installment or the entire unpaid balance hereunder is not paid when due, the unpaid balance and accrued interest described above shall be considered principal and shall draw interest at the rate of eight (8) percent per annum, compounded annually, until paid. In case payment of any installment or the entire unpaid balance hereunder shall not be made when due and legal process to enforce payment becomes necessary, it is agreed that a reasonable amount shall be added to and become a part of this note as Haralson’s costs of collection, including reasonable attorney fees and costs (including those incurred on appeal and in collecting the amount due Haralson).

JAY V. HARALSON
January 24, 2014

2.                  Modification of Promissory Note.

(a)                For the purposes of this Letter Agreement, reference is made to Section 1.02(d) of the Stock Purchase Agreement and section 1 of the First Supplement, which collectively describe the terms of a promissory note that was intended to be delivered to the Sellers to evidence the Buyer’s agreement to pay the Sellers the aggregate sum of $2,500,000.

(b)               Solely for the purpose of modifying and setting forth the agreement between the Buyer and Haralson as to the payment of the amount of the Purchase Price attributable to Haralson set forth in Section 1.02(d) of the Stock Purchase Agreement and Section 1 of the First Supplement, the Buyer agrees to pay to Haralson the principal amount of $1,273,793 in accordance with the terms of that form of Convertible Promissory Note attached hereto as Exhibit A (the “Note”), and Haralson agrees to accept the Note in satisfaction of the Buyer’s obligation to deliver the portion of the Purchase Price set forth at section 1.02(d) of the Stock Purchase Agreement and Section 1 of the First Supplement. Haralson agrees to waive any and all past defaults and/or breaches under the Note only, however, in connection with any defaults and/or breaches prior to the date hereof, and any such waiver is not intended to cover any future defaults.

3.                  Security Agreement. The parties understand and agree that Sections 1 and 2 of the Second Supplement require the Buyer to execute and deliver to Haralson a Security Agreement and UCC Financing Statement securing in second position the assets of the Corporation. Haralson acknowledges that the Corporation has represented to Haralson that the existing loan agreement of the senior creditor of the Corporation restricts any junior financing. Haralson also acknowledges that the Corporation has represented to Haralson that the Corporation has requested the senior creditor to allow the Corporation to comply with Sections 1 and 2 of the Second Supplement and the senior creditor has refused such request. Accordingly, until the existing senior creditor either permits any such junior financing, or until the senior creditor is replaced by another senior lender that permits junior financing, the Buyer will be under no obligation to deliver a Security Agreement, UCC, or otherwise secure repayment of the Note.

4.                  Equity Incentive. In further consideration of Haralson’s agreement to modify the Purchase Price otherwise contained within the Consolidated Stock Purchase Agreements as evidenced by this Letter Agreement, Buyer hereby agrees to grant to Haralson an option to purchase 50,000 shares of the restricted common stock of the Buyer at an exercise price per share equal to that price at which the Buyer’s shares of common stock may be offered to the public in an initial public offering, and if no such initial public offering occurs within two years from the date hereof, the option exercise price shall be $1.00 per share. In all events, the terms of the Options shall be subject to to the terms contained within the form of Option Agreement attached hereto as Exhibit B, including, but not limited to such adjustment to the exercise price and number of options granted as a result of, among other things, recapitalizations, reorganizations, reclassifications, stock-splits, stock dividends, and the like.

JAY V. HARALSON
January 24, 2014

5.                  Effect of this Agreement. The purpose of this Letter Agreement is to amend and restate, where relevant and applicable, the terms of the Consolidated Stock Purchase Agreements. In particular, the terms of this Agreement shall supersede in all respects the terms of Sections 1.02(b), 1.02(c) and 1.02 (d) within the Stock Purchase Agreement, Section 1 of the First Supplement, Sections 1 and 2 of the Second Supplement, and all other provisions within the Consolidated Stock Purchase Agreements that may be inconsistent with the terms of this Letter Agreement. In all other respects not inconsistent with the terms of this Letter Agreement, the terms of the Consolidated Stock Purchase Agreements shall remain in full force and effect.

6.                  Miscellaneous.

(a)                Entire Agreement. This Letter Agreement, including any Exhibits to this Letter Agreement and any definitions incorporated herein, contains the entire understanding of the parties with respect to the matters contained herein and supersedes all prior and contemporaneously made written or oral agreements between the parties relating to the subject matter hereof. There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Letter Agreement.

(b)               Amendments. This Letter Agreement may not be amended in any respect whatsoever, nor may any provision hereof be waived by any party, except by a further agreement, in writing, fully executed by each of the parties.

(c)                Counterparts. This Letter Agreement may be executed in one or more copies, each of which shall be deemed an original. This Letter Agreement may be executed by facsimile signature and each party may fully rely upon facsimile execution; this Letter Agreement shall be fully enforceable against a party which has executed the agreement by facsimile.

(d)               Applicable Law. This Letter Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Colorado without regard to principles of comity or conflicts of laws or provisions of any jurisdiction.

We thank you for your cooperation and patience in this process.

JAY V. HARALSON
January 24, 2014

Would you kindly place your signature on the line provided below, indicating your agreement to be legally bound by the terms of this Letter Agreement.

ARMADA WATER ASSETS, INC. By:/s/ Maarten Propper Maarten Propper

Acknowledged and Agreed: /s/ Jay V. Haralson JAY V. HARALSON